Exhibit 99.1

FirstEnergy Corp.	For Release: October 19, 2026
800 Cabin Hill Drive Greensburg, PA 15601 www.firstenergycorp.com

News Media Contact:	Investor Contact:
Michon Ellis	Karen Sagot
312-330-3733	330-761-4286

FirstEnergy Pennsylvania Electric Company Announces Extension of Exchange Offer for its 4.150% Senior Notes Due 2028 and 4.550% Senior Notes Due 2031

GREENSBURG, P.A. — FirstEnergy Pennsylvania Electric Company (“FE PA” or the “Company”), a subsidiary of FirstEnergy Corp. (“FirstEnergy”), today announced that it had extended its offer (the “exchange offer”) to exchange up to (i) $300 million aggregate principal amount of its outstanding unregistered 4.150% Senior Notes due 2028 and (ii) $550 million aggregate principal amount of its outstanding unregistered 4.550% Senior Notes due 2031 (collectively, the “Outstanding Notes”) for a like principal amount of each of the Company’s (i) 4.150% Senior Notes due 2028 and (ii) 4.550% Senior Notes due 2031 (collectively, the “New Notes”), in each case registered under the Securities Act of 1933, as amended.

The exchange offer, previously scheduled to expire at 5:00 p.m., New York City time, on October 16, 2026, will now expire at 5:00 p.m., New York City time, on October 30, 2026, unless further extended. An aggregate principal amount of $845,000,000, or 99.4118%, of the Outstanding Notes, was tendered in the exchange offer as of 5:00 p.m., New York City time, on October 16, 2026.

The terms of the exchange offer are set forth in a prospectus dated September 17, 2026, as supplemented and amended by a prospectus supplement, dated September 18, 2026, and as further supplemented by a prospectus supplement dated October 19, 2026 (the “exchange offer prospectus”). Copies of the exchange offer prospectus and the other exchange offer documents may be obtained from the exchange agent:

U.S. Bank Trust Company, National Association, as Exchange Agent

By Mail or in Person

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue E

St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

This news release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Outstanding Notes or New Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Outstanding Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333-298694), which was declared effective on September 15, 2026.

FE PA is known locally as Penn Power, Penelec, Met-Ed and West Penn Power.

Penn Power serves approximately 173,000 customers in all or parts of Allegheny, Beaver, Butler, Crawford, Lawrence and Mercer counties in western Pennsylvania. Follow Penn Power on X @Penn_Power, on Facebook at facebook.com/PennPower, and online at pennpower.com.

Penelec serves approximately 597,000 customers within 17,600 square miles of northern and central Pennsylvania and western New York. Follow Penelec on X @Penelec and on Facebook at facebook.com/PenelecElectric.

Met-Ed serves approximately 592,000 customers within 3,300 square miles of eastern and southeastern Pennsylvania. Follow Met-Ed on X @Met Ed and on Facebook at facebook.com/MetEdElectric.

West Penn Power serves approximately 746,000 customers in 24 counties within central and southwestern Pennsylvania. Follow West Penn on X @W_Penn_Power and on Facebook at facebook.com/WestPennPower.

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its electric distribution companies form one of the nation’s largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. FirstEnergy’s transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy on X @FirstEnergyCorp or online at firstenergycorp.com.

Discussion of Forward-Looking Statements About FE PA

Statements in this document regarding FE PA that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, FE PA undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see FE PA’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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